Exhibit 10.48

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated as of

the 27th day of February, 2006.

BY AND BETWEEN:

Biovail Laboratories International SRL
having a business location at
Barbados

(hereinafter referred to as “Biovail”)

and

Bord de Lac Ltd

(hereinafter referred to as the “Consultant”)

WHEREAS Biovail wishes to retain the Consultant to provide consulting services to Biovail relating to responsible for the direction, management and control of all aspects of BLS business, the whole as more fully described on Schedule A annexed hereto (hereinafter referred to as the “Services”);

AND WHEREAS Consultant agrees to be retained for that purpose in accordance with the terms and conditions hereinafter described,

NOW THEREFORE in consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Biovail and Consultant agree as follows:

1.                                      SERVICES AND REMUNERATION

1.01                           The Consultant hereby agrees to provide and perform the Services for, and for the benefit of, Biovail, including such various assignments as may otherwise be requested from time to time by the President of BLS (the “Supervisor”) ..

1.02                           The Consultant’s representative for the provision of the Services hereunder shall be Michel Chouinard.  No change to the Consultant’s representative can be made without written agreement by the Supervisor of Biovail.

1.03                           In performing the Services, Consultant shall report to, and be subject to the direct supervision of the Supervisor and shall take instructions and directions only from the Supervisor, or such other person as indicated by the Supervisor.

1.04                           In consideration of the provision by Consultant of the Services to Biovail, Biovail agrees to pay Consultant a consulting fee (the “Consulting Fee”) in the sum of THIRTEEN THOUSAND SEVEN HUNDRED AND FIFTY U.S. DOLLARS (US$13,750) per month of work of the performed by Consultant in executing the Services, as partial consideration for Consultant’s Services.  These fees will be increased annually to reflect, at a minimum, cost of living increases in Barbados.

1.05                           The Consultant is also eligible to an annual performance based Bonus up to FIFTY (50%) percent of the sum of the Consulting Fee paid in each calendar year for the duration of the Term of this Agreement, payable within 90 days of the end of each calendar year.

1.06                           Consultant shall also be entitled to reimbursement for its reasonable expenses which are: (a) incurred directly in performing the Services; and (b) approved in advance by Biovail in accordance with its applicable expense reimbursement policies in effect from time to time (the “Consultant Expenses”).

1.07                           The Consulting Fee (and Consultant Expenses, if any) shall be payable by Biovail to Consultant for each month of Services performed under this Agreement, in arrears, within thirty (30) days of receipt by Biovail of a consulting report (the “Report”) to be provided by Consultant to Biovail once quarterly (on the last

Business Day of each calendar month of the Term of this Agreement).  For the purposes hereof the term “Business Day” means any day other than a Saturday, Sunday or federal, or local statutory holiday, on which banks are normally open for business in Barbados.  The Report must contain the following details: (a) an invoice including the number of hours that the Consultant has worked in the previous calendar quarter pursuant to Consultant’s obligations hereunder; (b) details and amounts of the Consulting Expenses, if any (including invoices evidencing any such Consulting Expenses so incurred); and (c) a brief list or explanation of all accomplishments of the Consultant for such calendar in the provision of the Services hereunder.

2.                                      TERM

2.01                           Biovail and Consultant agree that the term of this Agreement shall be for the period from the date hereof until the termination of the Executive Employment Agreement between Michel Chouinard and Biovail Laboratories International SR.L, not to exceed a 5-year period ending on February 27th, 2011. (the “Term”).  The Agreement may be renewed or extended by mutual Agreement.

2.02                           Consultant acknowledges and agrees that the Term of this Agreement is temporary and that this Agreement is not intended to create a contract of indefinite duration.

3.                                      TERMINATION

3.01                           In the event that Biovail, in its sole discretion, determines at any time during the currency of this Agreement that Consultant is in breach of the terms and conditions hereof or is otherwise not performing the functions requested of Consultant competently, then Biovail may terminate this Agreement by providing Consultant with nine (9) months’ prior written notice.  The Consultant will be eligible at Biovail’s sole discretion for the Bonus for that period.

3.02                           In the event of any termination of this Agreement, Biovail shall have no further financial or other obligations to Consultant, other than the payment of the Consultant Fee (and the reimbursement of Consultant Expenses, if any) incurred to the date of termination of the Notice period.

4.                                      CONFIDENTIALITY COVENANT

4.01                           Consultant acknowledges that Consultant may acquire or have disclosed to Consultant by Biovail or by any affiliate, associate, or technology or financial partner of Biovail, either directly or indirectly, in writing, conversation, or through observation, various information about the business of Biovail which is not in the public domain and which Biovail does not wish to be divulged to other persons, companies, or third parties.

4.02                           As a condition of and in consideration of Consultant’s provision of Services to Biovail, Consultant understands and agrees that during the Term and for a period of time thereafter (as more particularly described below), Consultant is required to hold strictly confidential any knowledge, information, or facts concerning Biovail’s:

(a)                                  research and development activities;

(b)                                 technological plans, advances, applications and inventions;

(c)                                  technical specifications, designs and plans;

(d)                                 materials and sources of supply;

(e)                                  discoveries, inventions, trade secrets, patents;

(f)                                    financial affairs, contracts, licensing agreements, customer lists, pricing practices, marketing and sales strategies and programs;

(g)                                 potential merger and acquisition transactions; and

(h)                                 any other information regarding Biovail, its business, finances, products and their development which is not in the public domain.

All of the foregoing shall hereinafter collectively be referred to as “Confidential Information”.  For a period commencing on the date hereof and ending ten (10) years from the date of the termination of this Agreement, Consultant shall keep strictly confidential any and all Confidential Information which has been disclosed to Consultant and shall not divulge in any manner whatsoever any such information to any person, firm, corporation, partnership or other entity.

4.03                           Should Consultant breach or threaten to breach this Agreement, Consultant shall be liable to Biovail in equity and/or in law for damages that may be suffered by Biovail as a result of the breach or threatened breach.  Consultant understands that a breach of this Agreement may result in irreparable harm to Biovail such as to warrant the entitlement to a preliminary, interlocutory and/or permanent injunction and/or other equitable relief and Consultant specifically agrees that Consultant will not argue the adequacy of damages in any such proceeding.

4.04                           All Confidential Information disclosed by Biovail to Consultant during the course of this Agreement (or prior to the execution hereof or following the termination of this Agreement) and any rights related thereto, including but not limited to intellectual property rights, rights of know how, patent, trademark copyright and any other rights related in any way to any such Confidential Information, are and shall remain the exclusive and absolute property of Biovail.

4.05                           Consultant shall not, except as and to the extent required to enable Consultant to carry out Consultant’s duties with Biovail, make any copies or reproduce the Confidential Information nor shall Consultant remove or cause to have removed from the premises of Biovail any Confidential Information unless required to do so in order to fulfill Consultant’s duties with Biovail.  Such copies or reproductions shall be subject to the terms and conditions of this Agreement.  Consultant shall take all steps so as to restrict access to and protect the strict confidentiality of such copies or reproductions of the Confidential Information.  Any such copies or reproductions made shall become, upon their being made, the exclusive and absolute property of Biovail.

4.06                           Upon request of Biovail, Consultant agrees to immediately surrender to Biovail all documentation and information, notes, drawings, recordings, manuals, letters, correspondence, computer data and programs, records, books or any other materials relating to the Confidential Information which is in Consultant’s possession.

4.07                           The disclosure or divulging of any Confidential Information contrary to this Agreement, or the violation of this Agreement in any way shall result in immediate termination of this Agreement.

5.                                      NON-SOLICITATION

5.01                           During the Term of this Agreement and for a period of two years thereafter, Consultant will not directly or indirectly hire any employee of Biovail or its affiliated companies with respect to the businesses conducted by Biovail or its affiliated companies, or attempt to induce any such employee to leave his or her employment with Biovail or its affiliated companies.

5.02                           The Consultant shall disclose to Biovail any and all intellectual property which Consultant may make solely, jointly, or in common with any other person consultants during the Term of Consultant’s engagement with Biovail.  Any intellectual property made and/or developed by the Consultant while engaged by Biovail, whether or not conceived or made during regular working hours, and whether or not the Consultant is specifically instructed to make or develop same, shall be for the benefit of Biovail and shall be the sole exclusive and absolute property of Biovail.  The Consultant shall assign, set over and transfer to Biovail Consultant’s entire right, title and interest in and to any and all of such intellectual property and all rights therein, and to all letters patent and applications for letters patent which may be, or may have been filed and/or issued by or to Consultant or on Consultant’s behalf, and the Consultant agrees to execute and deliver to Biovail any and all instruments necessary or desirable to accomplish the foregoing and, in addition to the foregoing, to do all lawful acts which may be necessary or desirable to assist Biovail to obtain and enforce protection of such intellectual property.  To the extent of any rights Consultant may have with respect to such intellectual property which are not assignable, including but not limited to moral rights, the Consultant hereby waives same.  The Consultant will execute and deliver to Biovail or its successors and assigns, such other and further assignments, instruments and documents as Biovail from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and copyrights, in and to intellectual property, and Consultant constitutes and appoints Biovail as agent and attorney-in-fact, with full power of substitution, to execute and deliver such assignments, instruments, documents as Consultant may fail to refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

6.                                      GENERAL

6.01                           The Consultant hereby acknowledges that Biovail is a publicly traded company and the trading in securities of Biovail is subject to applicable securities legislation.  The Consultant hereby further acknowledges that as a result of the disclosure that may be made to it of any Confidential Information of Biovail, it may possess material, non-public information of Biovail.  Accordingly, the Consultant hereby acknowledges and agrees that any trading by it in the securities of Biovail may entail the violation by the Consultant of applicable securities and other legislation and regulations, and the Consultant hereby irrevocably agrees to fully indemnify and hold harmless Biovail and all of its affiliated entities and their respective directors, officers, representatives and employees from any damages that may be caused to any of such persons as a result of any such violations.

6.02                           Michel Chouinard hereby irrevocably agrees to guarantee the obligations and duties of the Consultant hereunder, jointly and severally (solidarily), as if he was defined hereunder as the “Consultant”.

6.03                           This Agreement constitutes the entire agreement between the parties and supersedes any other agreements, negotiations or discussions between the parties whether written or oral.  This Agreement may not be altered or amended except in writing and signed by both parties.  If any provision hereof is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed from this Agreement and shall not serve to invalidate the remaining provisions hereof.

6.04                           This Agreement shall be governed by the laws of Barbados and the parties attorn and submit to the exclusive jurisdiction of the courts in such jurisdiction, to resolve any dispute in any manner related to the matters contemplated by this Agreement.

6.05                           Nothing herein contained will be deemed to constitute Consultant or any of its employees an agent, partner or joint venturer of Biovail or its affiliated companies.  It is understood that Consultant shall render his consulting services to Biovail as an independent contractor and Consultant shall not have any right, title or authority to enter any contract, agreement or commitment on behalf of Biovail or its affiliated companies or to bind Biovail or its affiliated companies in any manner whatsoever.

6.06                           This Agreement is not assignable by Consultant without the prior written consent of Biovail (which consent may be unreasonably withheld in the sole and absolute discretion of Biovail, which discretion may be exercised arbitrarily, with or without reasons) and any such assignment without Biovail’s consent shall be null and void.

6.07                           If any notice is required or permitted to be given, such may be effectively given if delivered personally or sent by facsimile and addressed:

6.07.1                  in the case of Biovail to:

Biovail Laboratories International SRL
At the Address first hereinabove set forth
Fax: 246-228-7891
Attention: President

6.07.2                  In the case of Consultant to:

Bord de Lac Ltd
At the address first hereinabove set forth
Fax: n/a
Attention: Michel Chouinard

Any such notice shall be deemed to have been given and received when actually received unless the day of receipt is not a business day in which case it shall be deemed to have been given and received on the next following business day.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties to this Agreement hereby execute this Agreement as of the date first written above.

Biovail Laboratories SRL

Per:	/s/ Eugene Melnyk
	Name:	Eugene Melnyk
	Title:	President

Bord de Lac Ltd

Per:	/s/ Michel Chouinard
	Name:	Michel Chouinard
	Title:	Director

As Guaranteed by:

/s/ Michel Chouinard	Witnessed By:

/s/ Paula Cozier
Paula Cozier

SCHEDULE A
SERVICES

Area of Focus:	BLS management and operations

REPORTS TO:	President, Biovail Laboratories International SRL

LOCATION:	Barbados

Consulting Mandate SUMMARY:

Supervise and lead Biovail Laboratories International SRL (BLS) operations including responsible for the direction, management and control of all aspects of BLS business.

KEY RESPONSIBILITIES:

1)                                      Development and execution of BLS’ strategic plan.

2)                                      Management of BLS’ relationships with third parties.

3)                                      Responsibility for all activities related to BLS’ products and technologies, including, but not limited to:

•                                          Direction and control over all Business Development activities

•                                          Supply chain management

•                                          Customer and supplier relationship

•                                          Direction and control over all R & D activities related to BLS’ business

•                                          Direction and control over all regulatory activities relating to BLS’ business

RELATIONSHIPS WITH:

BLS’ Customers and Suppliers
Licensors and Licensees of BLS’ Technology
Senior Executives of Affiliates
BLS and External IP and Business Development Executives

Effort and Working Conditions:

Required to meet frequent deadlines.  Variation from regular hours of work.  Regular periods of prolonged mental concentration.  Frequent interruptions and frequent changing of priorities.  Some travelling may be required.